CLOSING DATE EXTENSION AGREEMENT

This agreement is entered into this 10th day of August 2009 by and between GRIMSLEY, LLC (Seller) and NATURAL DAIRY, INC., (1) and TRIPLECROWN ACQUISITION CORP. (Triplecrown) (2) (Buyer).

The parties hereto have entered into a contract dated June 27, 2009 for the sale and purchase of real estate, a copy of which is attached hereto for reference.

The parties hereto are desirous of extending the contract closing date from August 11, 2009 to September 15, 2009. In consideration for extending the closing date the parties hereto have agreed to the following terms:

1. Triplecrown will place an additional $885,337.53 with the escrow agent. Of that sum, the amount of $833,750 constitutes earnest money to create a total earnest money deposit of $1,700,000. The remaining amount of $51,587.53 is interest paid to secure the extended closing date and consideration for lease rights pursuant to paragraph 3; it is not deductible from the purchase price.
2. The sum paid under paragraph 1 will be immediately released to the Seller. The Buyer's signature affixed below represents unconditional authorization for the escrow agent to release said earnest money deposit to the Seller.
3. Upon the payment of the sum pursuant to paragraph 1, the Buyer will have for the period until September 15, 2009, the lease of 1,070 acres of the real estate being the subject of the aforementioned contract comprising pasture land, the location of such acres to be agreed between the parties. During the period of lease the Buyer as lessee shall have full rights of access to the leased acres at any time, all rights to graze the leased acres and to use existing facilities, and all rights to make improvements including in the form of constructing fences, water and irrigation systems in addition to carrying out pasture crop production practices including preparing soils for sowing pasture seed, sowing pasture seed, applying fertilizer, and undertaking weed control activities.
4. The Seller unconditionally agrees to repay the escrow money in the event the Buyer is unable to close the purchase of the said real estate by reason of act or omission of the Seller.
5. If Triplecrown is unable to complete the purchase of the said real estate by the closing date (as extended herein), Natural Dairy, Inc., shall

(subject to the terms of any agreement between them) have the obligation to pay the remaining balance due at closing and Triplecrown shall have no further obligation or liability hereunder whatsoever. Accordingly, in such event, Seller understands that it will have no recourse whatsoever against Triplecrown for any further monies owed hereunder.

All other terms and conditions contained in the aforementioned contract not specifically amended herein will remain unchanged in full force and effect.

By affixing our signatures below we hereby agree to each of the foregoing covenants. For completeness, the parties hereto acknowledge as at the date hereof that there has been no default under the aforementioned contract and that the terms herein are expressly incorporated into that contract.

Buyer(s)

Natural Dairy, Inc

By ______________________

Triplecrown Acquisition Corp.

By ______________________

Seller(s)

Grimsley, LLC

By: Burke County Holdings, LLC

Its Sole Member

By: Ten Thirty One Titleholder, LLC

Its Sole Member

By ______________________

David C. Jones, Operating Manager

Higgenbotham Auctioneers International, Ltd., Inc., (Referring Agent)

Martin Rhodes Realty (Agent for the Seller)

BY: ______________________